Employment Agreement

This Employment Agreement (the “Agreement”) dated May 1, 2011 (the “Effective Date”) is between Voice Assist Inc., a Nevada public company having its principal place of business at Suite 100, 2 South Point Dr. Lake Forest, CA 92630 (the “Company”), and Michael Metcalf, an individual currently residing in the City of MissionViejo, CA (the “Employee”).

Background

The Company and Employee desire that The Company employ Employee as its Chief Executive Officer (CEO).  Accordingly, the parties agree as follows.

Agreement

1.  EMPLOYMENT.  The Company hereby agrees to employ Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.  TERM.  For purposes of this Agreement, “Term” shall commence on the Effective Date and continue until terminated by either party in accordance with Section 5 this Agreement.

2.  COMPENSATION.  Effective April 15, 2011:

a.  Salary.   The Company shall pay Employee a base annual salary of Eleven Thousand, Seven Hundred Fifty Dollars ($11,750) per month gross less taxes as required by law, payable in accordance with the Company’s normal policies but in no event less often than semi-monthly (the “Salary”).  Effective January 01 for each successive year this Agreement is in effect, compensation shall be adjusted, if at all, as determined by the Board of Directors of the Company.  In addition, the Company shall increase Employee’s Salary as follows:

i.  If the Company achieves annual revenues of greater than $3,000,000, then Employee’s Salary shall increase to Fifteen Thousand Dollars ($15,000) per month;

ii.  If the Company achieves annual revenues of $5,000,000, then Employee’s Salary shall increase to Sixteen Thousand, Six Hundred and Sixty-Seven  Dollars ($16,667) per month; and

iii.  If the Company achieves annual revenues of greater than $8,000,000, then Employee’s Salary shall increase to Twenty Thousand Dollars ($20,000) per month.

b.  Incentive Compensation. The Company shall also pay to Employee incentive compensation in accordance with Addendum A, Employee Incentive Compensation Plan, attached hereto and made a part hereof by this reference.

c.  Incentive Stock Options. The Company and Employee hereby amend certain provisions of the Stock Option Grant issued to Employee on January 26, 2011 with vesting beginning on October 1, 2010, as set forth in that Stock Option Grant Amendment between the Company and the Employer executed as of the Effective Date.

3.  EMPLOYEE BENEFITS.  The Company and Employee agree as follows:

a.  General Benefits.  Employee shall be entitled to participate in the Company’s health insurance plan and such other health or welfare benefit plans as the Company may adopt in the same manner as other members of the Company’s senior management team.  Employee acknowledges that the level of awards or other participation in certain of such plans is subject to the discretion of the Company.

b.  Business Expenses. In performing Employee’s duties and obligations under this Agreement,  the Company shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of appropriate receipts, vouchers or other documents, all in accordance with the Company’s expense reimbursement policy. Company shall provide a car allowance of $750 per month.

c.  Vacation.  Employee shall be entitled during each calendar year during the Term of this Agreement to a vacation of four (4) weeks (pro-rated for any partial year) during which time Employee’s compensation will be paid in full, on such dates as the Employee and CEO of the Company shall mutually agree.  No more than two (2) weeks of unused vacation time can be carried over to a subsequent calendar year.

4.  DUTIES/SERVICE

a.  Position.   Employee is employed as CEO and shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such position, subject to the direction and supervision of the Board of Directors of the Company.

b.  Place of Employment. The place of Employee’s employment and the performance of Employee’s duties will be at the Company’s corporate headquarters or at such location as mutually agreed upon by the Company and Employee.

c.  Extent of Services.  Employee shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of the Company.

Except as otherwise agreed by the Company and Employee in writing per Schedule C and addendums to Schedule C, it is expressly understood and agreed that Employee’s employment is fulltime.  Employee may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest that have an impact on his performance of  obligations under this Agreement, unless pre-approved by the Board of Directors.  Additionally, the Company recognizes that Employee has, or may have in the future, non-passive equity positions in other companies that do not detract from Employee’s time from meeting his obligations under this Agreement.

5.  TERMINATION.  The Term of this Agreement shall end upon written notice by either party in accordance with the terms of Section 5 of this Agreement.

a.  By the Company.  The Company may terminate this Agreement as follows:

i.  Without Cause.  The Company may terminate this Agreement with 14 days prior written notice at any time without Cause.

ii.  With Cause.  The Company may terminate this Agreement at any time with Cause.

iii.  As used in this Agreement, the term Cause shall mean. (A) a material breach of by Employee of his Non-Disclosure and Intellectual Property Assignment Agreement (B) a material breach of any written agreement between Employee and the Company that might be established by mutual agreement that remains uncured after written notice of breach from the Company, (C) Employee’s  continued failure to comply with the Company’s written policies or rules following written notice of non-compliance by the Company, (D) Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (E) Employee’s gross negligence or willful misconduct.

b.       By Employee.

i.  Without Good Reason.  Employee may terminate this Agreement at any time upon 14 days’ prior written notice to the Company.

ii.  With Good Reason.  Employee may terminate this Agreement at any time for Good Reason.

iii.  As used in this Agreement, the term Good Reason shall mean a reduction by the Company in your base salary, amount of bonus eligibility or participation in benefit plans that is not part of a compensation reduction applicable to the entire executive team.  In the situation described above, Employee may terminate this Agreement for Good Reason only after notifying the Company of the specific action taken that Employee believes constitutes Good Reason, and the failure of the Company to promptly correct such action.

c.  Liquidity Event.  If a Liquidity Event occurs for the Company, and if Employee is terminated without Cause or terminates for Good Reason as defined above, within 90 days before such Liquidity Event, then (a) notwithstanding any other provision of Employee’s Stock Option Agreement(s) to the contrary, all unvested options held by Employee shall become immediately vested and exercisable.  In addition, if Employee is terminated without Cause or terminates for Good Reason as defined above,  either (x) within 90 days before such Liquidity Event or (y) at any time following such Liquidity Event, then Employee shall receive severance compensation consisting of  (3) years of Salary (in the amount of $240,000) paid in accordance with the Company’s then current payroll practices, and continuation of all health and welfare benefits for Three (3) years.  The term “Liquidity Event” shall mean the acquisition of the Company, whether by stock purchase, asset purchase, merger or otherwise, the result of which causes the shareholders to receive either cash or publicly-traded equity securities of a company with a market capitalization that would qualify the company for listing on either the New York Stock Exchange or the NASDAQ Stock Market.

6.  NON-DISCLOSURE AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT.   Employee’s employment is subject to the requirement that Employee sign, observe and agree to be bound, both during and after Employee’s employment, by the provisions of the Company’s Non-

Disclosure and Invention and Copyright Assignment Agreement, exceptions to which are in Addendum D, which is being executed by the parties as of the Effective Date.

7.  RETURN OF THE COMPANY PROPERTY.  Employee agrees that upon any termination of his employment, Employee shall return to the Company within a reasonable time not to exceed two (2) weeks, any of the Company’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of the Company with whom Employee has had contact or done business.

8.  NOTICES.  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address, or by facsimile or electronic mail, with acknowledgement of receipt by the receiving party by the same means of transmission, to the addresses set forth in the preamble, subject to changes made by either party in accordance with this Paragraph 9.

9.  MISCELLANEOUS.

a. Entire Agreement.  This Agreement the Addendums hereto and the separate Option Grant Agreement and Employee Invention Assignment and Confidentiality Agreement contain the entire agreement of the Parties and supersedes and terminates that prior Employment Agreement dated December 1, 2010 between the Company and Employee.  This Agreement may not be altered, amended or modified except in writing duly executed by both of the Parties

b.           Assignment.  Neither party, without the written consent of the other party, can assign this Agreement.  Notwithstanding the foregoing, the Company may assign this Agreement to an entity that acquires the business of the Company, whether by asset purchase, stock purchase, merger or otherwise, subject to the assumption of this Agreement by the acquiring entity.

c.           Binding.  This Agreement shall be binding upon and inure to the benefit of the Parties, their personal representative, successors and assigns and in the event of any subsequent merger, consolidation, or similar transaction by the Company, all rights of Employee shall continue and remain enforceable, at Employee’s election against any said successor or assign.

d.           No Waiver.  The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

e.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The Parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

f.           Interpretation.  This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

g.           Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

h.           Arbitration.  Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in Lake Forest, California, but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration and except for the Company’s obligations under the Securities Exchange Act of 1934, the Parties agree to keep all such matters confidential.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration.  The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

The only claims or disputes excluded from binding arbitration under this Agreement are the following. any claim by Employee for workers’ compensation benefits or for benefits under an the Company plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

i.  Titles.  Titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

j.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

[signature page follows]

Authorized representatives of the Parties have executed this Agreement as of the day and year first written above.

The Company.                           VOICE ASSIST INC.,
a Nevada corporation

By. _/s/ Scott Fox_________________________
(signature)

Scott Fox
Independent Member of the Board of Directors

Employee.

__/s/ Michael Metcalf________________________
Michael D. Metcalf

ADDENDUM A

EMPLOYEE INCENTIVE COMPENSATION PLAN

1.  Employee Incentive Bonus.  Employee shall be entitled to a quarterly bonus in accordance with the Company’s incentive compensation plan, up to a maximum value of $45,000 per quarter.  The Company’s incentive compensation plan shall require approval by the Board of Directors.

2.  To be eligible for the bonus payment, the Employee must be employed on the last day of the quarter.  If the Employee is terminated or resigns for any reason after the end of such quarter, and before payment of the bonus, the Employee shall still be entitled to the bonus payment when paid to other participants in the Company’s incentive compensation plan.

3.  Until the Company achieves annual revenues of $8MM in a fiscal year, the Company shall pay all incentive bonuses in restricted grants of the Company’s common stock, whose price shall be the same price as the fair market value determined by the Board for the issuance of options to purchase the Company’s stock for such calendar quarter.

ADDENDUM B

JOB DESCRIPTION [ To be completed b]

Job Title.                      CEO
Department.                      Executive
Reports To.                      Board of Directors

SUMMARY
The Chief Executive Officer (“CEO”) has primary responsibility for planning, organizing, staffing, and operating Voice Assist, Inc. and its subsidiaries and affiliates (“Voice Assist”) toward its primary objectives, based on profit and return on capital, and is accountable to the Board of Directors for the results of performance of all employees.

The CEO is accountable for all corporate legal and fiduciary activities.

The CEO establishes and communicates the management style, corporate culture, business philosophy and ethical values by which Voice Assist will operate.

The CEO manages and directs Voice Assist by performing the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned
.
Plans the overall business strategy and goals of Voice Assist that will assure a defined rate of return on stockholder investment and establishes objectives for each function to meet those goals, with the cooperation of the Board of Directors.

Plans, coordinates, and controls the daily operation of Voice Assist through Voice Assist’s managers.  Prepares and presents an annual business plan and budget, for Voice Assist’s operations, to the Board of Directors.

Establishes current and long range goals, objectives, plans and policies, subject to approval by the Board of Directors.

Determines the appropriate organization structure and staffing responsibilities required to meet Voice Assist’s objectives.  Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval.

Meets with Voice Assist’s executives to ensure that operations are being executed in accordance with Voice Assist ’s policies.

Oversees the adequacy and soundness of Voice Assist’s financial structure.
Reviews operating results of Voice Assist, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.

Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

Establishes and maintains an effective system of communications throughout Voice Assist.

Fulfills responsibility to the Board of Directors to inform or seek approval for significant matters such as financing, capital expenditures, and appointment of officers.

Ensures that Voice Assist business transactions are conducted in accordance with prevailing legal and regulatory requirements.

Reviews and determines approval of all recommendations for compensation of officers, managers and employees.

Presides over stockholders meetings.

Represents Voice Assist with major customers, shareholders, the financial community, Security and Exchange Commission and the public.

Plans and develops industrial, labor, and public relations policies designed to improve company's image and relations with customers, employees, stockholders, and public.

Evaluates performance of executives for compliance with established policies and objectives of firm and contributions in attaining objectives.

Any other job, duty or task reasonably assigned from time to time by the Board of Directors of Voice Assist, acting reasonably

ADDENDUM C
Approved Non-Voice Assist, Inc.
Business Activity Exemptions

Description of Business Activity:

Any and all work related Sound Management Services LLC
Any any all work related to Coastland Christian Bible College, Safe Harbor International or other 501C3 endeavors.